UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2009

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-149290	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 16, 2009, Cole REIT III Operating Partnership, LP (“CCPT III OP” or the “Borrower”), the operating partnership of Cole Credit Property Trust III, Inc. (the “Company”) and certain of its wholly-owned subsidiaries (the “Project Borrowers,” collectively with CCPT III OP, the “Borrowers”), entered into a secured revolving term loan (the “TCF Loan”) pursuant to a borrowing base revolving line of credit agreement (the “Credit Agreement”) with TCF National Bank, a national banking association (the “Lender”). The TCF Loan allows the Borrowers to borrow up to $25.0 million until December 16, 2012 (the “Revolving Facility Termination Date”). Upon the Revolving Facility Termination Date, the revolving feature of the TCF Loan will end, and the TCF Loan converts to an interest-only term loan of $23.0 million, under which borrowings repaid may not be reborrowed. The Borrowers will be required to repay any borrowings greater than $23.0 million at December 16, 2012. The proceeds of the TCF Loan may be used for, among other things, acquiring and operating single tenant or mixed-use properties located in the United States of America.

The TCF Loan matures on December 16, 2014 (the “Maturity Date”). Advances under the TCF Loan will bear interest at rates depending upon the type of loan elected. Each advance will initially bear interest at the floating rate unless the Borrowers elect such advance to bear interest at the fixed rate.

For each fixed rate loan advance, the interest rate will be equal to the greater of (a) four and one half percent (4.50%) per annum or (b) the sum of the adjusted LIBO rate plus 350 basis points. The adjusted LIBO rate is equal to the LIBO rate for a one month interest period multiplied by the statutory reserve rate (the “Adjusted LIBO Rate”). The statutory reserve rate is based on the maximum reserve percentages, if any, established by the Federal Reserve board to which certain banks are subject for eurocurrency funding.

For each floating rate loan advance, the interest rate will be equal to the greater of (a) four and one half percent (4.50%) per annum or (b) the sum of the prime rate plus 100 basis points; provided that the prime rate is not less than the adjusted one-month LIBO rate. The adjusted one-month LIBO rate is equal to the sum of 250 basis points plus the Adjusted LIBO Rate.

The Borrowers have the right to prepay the outstanding amounts of the TCF Loan, in whole or in part, without premium or penalty provided that prior notice and the payment of accrued interest on the amount prepaid are received by the Lender. The Borrowers have the right to terminate the TCF Loan, without premium or penalty, provided that the payment in full of all outstanding loans, unpaid fees, and reimbursable expenses together with accrued and unpaid interest is received by the Lender. In addition, if the Borrowers terminate the TCF Loan prior to the Revolving Facility Termination Date, a cancellation fee equal to 2.00% of the borrowing amount is due. After the Revolving Facility Termination Date, the cancellation fee is reduced by 25 basis points for each quarter the TCF Loan remains available until the Maturity Date.

The TCF Loan is recourse to the Company and the Borrowers, and the Company fully guarantees the obligations of the Borrowers. The TCF Loan is secured by nine single-tenant commercial properties owned by the Project Borrowers with an aggregate purchase price of approximately $54.1 million.

The Credit Agreement contains customary affirmative and negative covenants, representations, warranties and borrowing conditions. The Credit Agreement also includes usual and customary events of default and remedies for facilities of this nature. Failing to pay amounts when due, breaching any of the terms of the Credit Agreement or related loan documents and violation of any affirmative or negative covenants, among other things, would constitute an event of default under the Credit Agreement. Upon the occurrence of any event of default, any outstanding loans under the Credit Agreement would be immediately due and payable on demand and would bear interest at an interest rate equal to 2.0% per annum above the interest rate that would otherwise be applicable at that time, until the default is cured. If an event of default occurs and is not cured timely, the Lender would have no obligation to make further disbursements under the Credit Agreement.

CCPT III OP was required to pay certain fees under the Credit Agreement, including a commitment fee of $250,000 to the Lender along with all costs, expenses and fees that the Lender incurred in connection with the TCF Loan. In addition, CCPT III OP will pay a quarterly fee for any unused portion of the TCF Loan (the “Unused Fee”). The Unused Fee is equal to 0.50% per annum on the average daily unused portion of the TCF Loan if the average daily usage is less than 50.0% of the available borrowings and 0.375% on the average daily unused portion of the TCF Loan if the average daily usage is greater than or equal to 50.0% of the available borrowings.

As of December 18, 2009, no finance coordination fees have been paid to the Company’s advisor, Cole REIT Advisors III, LLC (the “Advisor”) in connection with the TCF Loan. In accordance with the advisory agreement between the Company and the Advisor, no finance coordination fees will be paid on loan proceeds from any line of credit until all net offering proceeds received as of the date proceeds from the line of credit are drawn have been invested.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 18, 2009	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

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